Exhibit 99.1

October 31, 2006


FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM

Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Nine Month Periods Ended September 30, 2006


West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended September 30, 2006 of $51,000, or $.01 diluted earnings per share, compared to $617,000, or $.15 diluted earnings per share, for the three months ended September 30, 2005. For the nine months ended September 30, 2006, the Company reported net earnings of $2.2 million, or $.49 diluted earnings per share compared to $1.9 million, or $.48 diluted earnings per share, for the same period in 2005. In August, 2006, the Company changed its fiscal year-end from September 30 to December 31 in order to increase operational efficiency.

Net earnings for the three-month period ended September 30, 2006 decreased by $566,000, or 91.7%, compared to the same period in 2005. The decrease was primarily due to a $1.7 million, or 183.3%, increase in provision for losses on loans and an increase of $1.4 million, or 32.8%, in general, administrative and other expense, partially offset by a $1.7 million, or 30.3%, increase in net interest income, a $511,000, or 107.1%, increase in other income, and a $295,000, or 128.3% decrease in provision for federal income taxes.

Net earnings for the nine-month period ended September 30, 2006 increased $315,000, or 16.4%, compared to the same period in 2005. An increase of $6.1 million, or 37.1%, in net interest income and a $1.3 million, or 113.1%, increase in other income was substantially offset by a $4.5 million, or 37.5%, increase in general, administrative and other expense, and a $2.6 million, or 94.4%, increase in provision for losses on loans for the nine-month period ending September 30, 2006 compared to the same period in 2005.

The increase in net interest income during both fiscal 2006 periods was due to increases in both the average balance of interest-earning assets and the weighted average yield on these assets. The increase in total general, administrative and other expense during both fiscal 2006 periods was primarily due to costs associated with the continued expansion of the Bank's infrastructure, and increased operating expenses associated with the acquisitions of American State Corporation in June 2005, PFS Bancorp in December 2005, and Mercantile Financial Corporation in June 2006. Since September 30, 2005, the Bank has grown from 16 offices, 169 employees, and $612.2 million in deposits to 19 offices, 207 employees, and $755.7 million in deposits as of September 30, 2006.

The increase in other income for the three-month period ended September 30, 2006 was primarily due to a $126,000 gain on sale of securities and an increase in fees generated from the growth in deposit accounts. The increase in other income for the nine-month period ended September 30, 2006 was partially due to the recognition of nine months of income from bank-owned life insurance which the Company acquired at the end of June 2005, compared to the three
months of income recognized during the period ended September 30, 2005.   In
addition, an increase of approximately $636,000 in fees generated from the growth in deposit accounts was recorded in the nine-month period ended September 30, 2006, compared to the same period in 2005.

The increase in the provision for loan losses for both the three and nine-month periods ended September 30, 2006, was primarily due to higher levels of classified and delinquent loans. The Company has continued its efforts to aggressively pursue the collection and resolution of all delinquent loans in order to reduce its exposure to credit risk. During the nine-month period ended September 30, 2006, the Bank sold approximately $4.3 million in classified and non-performing loans and recorded a $2.0 million charge to the allowance for loan loss related to such sales. At September 30, 2006, classified assets and nonperforming loans amounted to $39.3 million and $30.9 million, respectively, compared to $22.7 million and $18.8 million, respectively, at December 31, 2005. In addition, at September 30, 2006, the allowance for loan loss amounted to $8.3 million or 26.8% of total nonperforming loans and 1.0% of total loans net of undisbursed loans in process compared to $13.4 million at December 31, 2005 or 71.7% of total nonperforming loans and 1.6% of total loans net of undisbursed loans in process. The increases in classified and nonperforming loans were primarily due to real estate investors and developers experiencing cash flow difficulties coupled with a moderate downturn in the local economy.

At September 30, 2006, the Company's assets totaled $1.1 billion, an increase of $16.4 million, or 1.6%, compared to total assets at December 31, 2005. The increase in assets was primarily due to the merger with Mercantile Financial Corporation and its subsidiary, Mercantile Savings Bank in June 2006. Goodwill and other intangible assets of approximately $6.0 million were recorded in the acquisition of Mercantile Financial Corporation, which included $38.0 million
in loans receivable and $48.7 million in deposits.   The increase in assets
from the acquisition of Mercantile was substantially offset by a $19.8 million decrease in securities and a $27.6 million decrease in net loans receivable.

Shareholders' equity totaled $94.5 million, or 8.9% of total assets, at September 30, 2006, an increase of $8.4 million, or 9.8%, compared to the December 31, 2005 level. The increase resulted primarily from $7.6 million in stock issued for the acquisition of Mercantile Financial Corporation, net earnings of $2.2 million, the amortization effects of stock benefit plans totaling $536,000, proceeds of $45,000 from the exercise of stock options, and a $104,000 change, net of taxes, in unrealized losses on available for sale securities, partially offset by dividends paid of $2.1 million during the nine-month period.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 115 year old federally-chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.




                                # # # # # #

                        Peoples Community Bancorp, Inc.
     CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                                (In thousands)

ASSETS                                       September 30,    December 31,
                                                      2006            2005

Cash and cash equivalents                     $     31,146    $     21,558
Investment securities                               61,356          74,482
Loans receivable                                   861,739         851,270
Fixed assets                                        26,989          25,287
Goodwill and other intangibles                      30,354          25,612
Other assets                                        45,680          42,703
                                                 ---------       ---------
 Total assets                                 $  1,057,264    $  1,040,912
                                                 =========       =========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                      $    755,718    $    726,629
Borrowings                                         199,031         221,483
Other liabilities                                    8,022           6,753
                                                 ---------       ---------
 Total liabilities                                 962,771         954,865

Shareholders' equity                                94,493          86,047
                                                 ---------       ---------
 Total liabilities and shareholders' equity   $  1,057,264    $  1,040,912
                                                 =========       =========

                        Peoples Community Bancorp, Inc.
         CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                     (In thousands, except per share data)


                                           Nine Months Ended     Three Months Ended
                                              September 30,         September 30,
                                             2006      2005        2006      2005

Total interest income                     $ 49,396  $ 36,963    $ 16,716  $ 13,474

Total interest expense                      27,019    20,645       9,474     7,915
                                            ------    ------      ------    ------
  Net interest income before
   provision for losses on loans            22,377    16,318       7,242     5,559
Provision for losses on loans                5,250     2,700       2,550       900
                                            ------    ------      ------    ------
  Net interest income after
   provision for losses on loans            17,127    13,618       4,692     4,659
Other income                                 2,432     1,141         988       477

General, administrative and other expense   16,427    11,945       5,694     4,289
                                            ------    ------      ------    ------
  Earnings (loss) before income taxes        3,132     2,814         (14)      847

Federal income taxes expense (benefits)        896       893         (65)      230
                                            ------    ------      ------    ------
  NET EARNINGS                            $  2,236  $  1,921    $     51  $    617
                                            ======    ======      ======    ======
  EARNINGS PER SHARE

   Basic                                  $   0.49  $   0.49    $   0.01  $   0.15
                                            ======    ======      ======    ======

   Diluted                                $   0.49  $   0.48    $   0.01  $   0.15
                                            ======    ======      ======    ======